Exhibit 3.1

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:

PETRONE WORLDWIDE, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 4 – Capitalization of the Corporation's articles of incorporation, as amended, is deleted in its entirety and replaced with the text set forth on Annex A hereto.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority

4. Effective date and time of filing: (optional)    Date: _______________     Time: ___________

                                                                       (must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Victor Petrone

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After

Revised: 1-5-15

This form must be accompanied by appropriate fees.

ANNEX A

 Article 4 -- Capitalization

The authorized capital stock of the Corporation shall be 6,010,000,000 shares. The capital stock of the Corporation is divided into two classes: (1) Common Stock in the amount of 6,000,000,000 shares, having par value of $0.001 each, and (2) Preferred Stock in the amount of 10,000,000 shares, having par value of $0.001 each.

The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares subsequent to the issues of shares of that series.